Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended March 31, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$9,731,883
Realized Gain (Loss) on Swap Contracts	11,501,791
Unrealized Gain (Loss) on Market Value of Commodity Futures	5,124,205
Unrealized gain (loss) on Fair Value of Swap Contracts	293
Dividend Income	474,953
Interest Income	811,342
ETF Transaction Fees	21,000
Total Income (Loss)	$27,665,467

Expenses
General Partner Management Fees	$223,369
Professional Fees	156,502
Brokerage Commissions	44,961
Directors' Fees and insurance	5,951
License fees	5,585
SEC & FINRA Registration Expense	14,655
Total Expenses	$451,023
Net Income (Loss)	$27,214,444

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 3/1/25	$411,681,693
Additions (4,000,000 Shares)	88,265,475
Withdrawals ((4,700,000) Shares)	(106,234,735)
Net Income (Loss)	27,214,444

Net Asset Value End of Month	$420,926,877
Net Asset Value Per Share (19,546,103 Shares)	$21.54

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended March 31, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596